EXHIBIT 6.11

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (this "Agreement") is entered into as of August 26, 2026 (the "Agreement Date"), by and among Med-X, Inc., a Nevada corporation (the "Company"), GEM Global Yield LLC SCS, a société en commandite simple formed under the laws of Luxembourg ("GEM Global"), and GEM Yield Bahamas Limited, a limited company formed under the laws of the Commonwealth of the Bahamas ("GEM Yield," and together with GEM Global, the "GEM Parties"). The Company and the GEM Parties are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

A. On August 5, 2021, the Company, GEM Global and GEM Yield entered into a Share Purchase Agreement, pursuant to which GEM committed to purchase up to $100,000,000 of shares of the Company's common stock following the Company's public listing on a national securities exchange.

B. In connection with the Share Purchase Agreement, GEM Yield was issued a Warrant to purchase shares of the Company's common stock (the "Warrant"), and the Company and the GEM Parties entered into a Registration Rights Agreement (the "Registration Rights Agreement" and, together with the Share Purchase Agreement, the Warrant, and all amendments, side letters, notices, rights and ancillary agreements or arrangements relating thereto, the "Prior GEM Documents").

C. The Parties understand that the Share Purchase Agreement expired or terminated by its terms on or about August 5, 2026. The Parties further understand that certain provisions of the Prior GEM Documents, including the Warrant, Registration Rights Agreement and related rights, may be asserted to survive expiration or termination of the Share Purchase Agreement. The Parties therefore desire to enter into this Agreement to avoid any uncertainty and to fully, finally and comprehensively terminate, cancel, release and supersede all rights, claims and obligations arising under or relating to the Prior GEM Documents, to the extent any such rights, claims or obligations were not already expired or terminated by their terms.

D. The Company is pursuing the listing or quotation of its common stock on a Public Marketplace and is currently targeting a Public Marketplace Listing on or before October 31, 2026, subject to market conditions, regulatory review, exchange or marketplace approval, financing conditions and other factors outside the Company's complete control. The Parties intend that the settlement consideration described in this Agreement will become payable only upon the Company's Public Marketplace Listing and the occurrence of the Settlement Effective Time, as defined below.

E. The Parties desire to settle all matters among them arising out of or relating to the Prior GEM Documents, the Company's proposed public listing, any prior financing arrangements, and any related negotiations or communications, on the terms and conditions set forth in this Agreement.

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AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements, releases and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Other Definitions

a. "Prior GEM Documents" shall have the meaning as set forth in Recital B.

b. "Public Marketplace" means Nasdaq, the New York Stock Exchange, NYSE American, OTCQX, OTCQB, or any other generally recognized public trading marketplace or quotation system on which the Company's common stock is listed, quoted or traded, as approved by the Company's board of directors.

c. "Public Marketplace Listing" means the first date on which the Company's common stock is listed, quoted, admitted to trading or eligible for quotation on a Public Marketplace, whether or not any trade in such common stock has then occurred.

d. "Settlement Effective Time" means the earlier of (i) the Public Marketplace Listing and (ii) the closing of any Alternative Transaction.

e. "Settlement Amount" means Four Hundred Thousand Dollars ($400,000.00), payable solely in cash pursuant to Section 2 below.

f. "Released Claims" has the meaning set forth in Section 5 below.

g. "Affiliate" means, with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with such person or entity.

h. "Settlement Release Time" means the date and time at which the GEM Parties have received the Settlement Amount in full in immediately available funds. For avoidance of doubt, Settlement Release Time may also be deemed to have occurred pursuant to Section 2(f).

i. "Alternative Transaction" means, whether in a single transaction or a series of related transactions: (i) any merger, consolidation, share exchange, business combination, reverse merger, reorganization or recapitalization involving the Company or any of its subsidiaries as a result of which the Company's common stock, or any securities issued in exchange for or in respect of the Company's common stock, are listed, quoted or admitted to trading on a Public Marketplace; (ii) any transaction with a special purpose acquisition company or with any publicly traded shell company or reporting company; (iii) any sale, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company; (iv) any transaction or series of related transactions resulting in a Change of Control; or (v) any liquidation, dissolution or winding up of the Company.

j. "Change of Control" means any transaction or series of related transactions following which any person or group of persons acting in concert beneficially owns more than fifty percent (50%) of the voting power of the Company or of any successor to the Company.

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2. Settlement Payments

a. Subject to the occurrence of the Settlement Effective Time and the other terms of this Agreement, the Company shall pay the GEM Parties an aggregate cash Settlement Amount of Four Hundred Thousand Dollars ($400,000.00).

b. The Settlement Amount shall be paid in full on the date on which the Settlement Effective Time occurs. If such payment date falls on a weekend or holiday, it shall be due on the next business day.

c. The Settlement Amount shall be paid by wire transfer of immediately available U.S. funds to an account designated in writing by the GEM Parties at a bank or other regulated financial institution capable of receiving a U.S. dollar wire transfer initiated by Bank of America, N.A. The GEM Parties shall provide complete and accurate wire instructions sufficient for Bank of America, N.A. to transmit the applicable payment without requiring any additional information, intermediary-bank arrangement or other action by the Company after initiation of the wire.

d. The Company may prepay all or any portion of the unpaid Settlement Amount at any time without premium or penalty.

e. No promissory note, convertible note, equity instrument, warrant, registration right, top-up right, reset right or other security is being issued in connection with this Agreement.

f. Wire Instructions; Tender; No Company Default for Non-Company Delay. The GEM Parties shall provide complete and accurate wire instructions satisfying Section 2(c) concurrently with execution of this Agreement and shall reconfirm such instructions in writing not later than three (3) business days before the anticipated Settlement Effective Time. The GEM Parties shall be responsible for confirming that the designated account and receiving financial institution are capable of receiving the applicable U.S. dollar wire transfer from Bank of America, N.A. The Company shall be deemed to have timely tendered payment upon written confirmation from its bank, including a wire confirmation or reference number if available, that it timely initiated a wire transfer of immediately available funds to the account most recently confirmed by the GEM Parties, provided the Company maintains such funds available and reasonably cooperates to complete, re-initiate or redirect the payment if necessary. The Company shall not be in breach or default, and no termination of Section 4(d), exercise, enforcement, transfer or monetization of the Warrant or Registration Rights Agreement, or other default remedy shall apply, to the extent any delay, rejection, return, non-receipt or failure to credit funds results from inaccurate, incomplete or changed wire instructions, the designated account or receiving financial institution being unable or unwilling to receive a wire transfer from Bank of America, N.A., receiving-bank or intermediary-bank delay, Fedwire or bank cutoff, KYC, AML, sanctions or other compliance hold, bank processing, or any other circumstance outside the Company's reasonable control. In that event, the applicable deadline and any notice or cure period shall be tolled while the delay continues, and the GEM Parties shall remain bound by Section 4(d). If the Company has timely tendered the full Settlement Amount and funds are not credited within two (2) business days for reasons outside the Company's reasonable control, Settlement Release Time shall be deemed to have occurred as of timely tender, provided the Company continues to maintain the full Settlement Amount available for immediate payment.

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3. Condition to Payment Obligations

a. The Company's obligation to make any settlement payment is expressly conditioned upon the occurrence of the Settlement Effective Time. No payment shall be due unless and until the Settlement Effective Time occurs.

b. Prior to the first anniversary of the Agreement Date (the "Outside Date"), neither the Company nor the GEM Parties shall have any right to terminate this Agreement on account of the Public Marketplace Listing not having occurred. If the Public Marketplace Listing has not occurred on or before the Outside Date, then the GEM Parties may terminate this Agreement by written notice to the Company; provided, however, that the Parties may extend the Outside Date by mutual written agreement.

c. For avoidance of doubt, if this Agreement is terminated pursuant to Section 3(b) because the Public Marketplace Listing has not occurred on or before the Outside Date, then the Settlement Effective Time shall not occur, the Company shall have no obligation to pay the Settlement Amount (subject to Section 3(d)), and the releases, termination and supersession of the Prior GEM Documents provided for in Sections 4, 5 and 6 shall not become effective. In such event, this Agreement shall not be deemed to waive, release, terminate, amend, extend, revive, reestablish, impair or otherwise affect any rights, claims, obligations, defenses or positions of any Party under or relating to the Prior GEM Documents, including without limitation the Warrant and Registration Rights Agreement, to the extent such rights, claims, obligations, defenses or positions existed immediately prior to the Agreement Date. For avoidance of doubt, nothing in this Agreement shall revive, extend or reestablish the Share Purchase Agreement or any right, claim or obligation thereunder that expired or terminated by its terms prior to the Settlement Effective Time.

d. Tail. If this Agreement is terminated pursuant to Section 3(b), and a Public Marketplace Listing or an Alternative Transaction occurs on or before the date that is twelve (12) months after the effective date of such termination, then the Company shall pay the GEM Parties the Settlement Amount in full in cash within five (5) business days after such Public Marketplace Listing or Alternative Transaction, and Sections 4, 5 and 6 shall become effective automatically upon receipt by the GEM Parties of the Settlement Amount in full. This Section 3(d) shall survive termination of this Agreement.

e. The Company shall notify the GEM Parties in writing (i) within two (2) business days after the occurrence of the Public Marketplace Listing, the Settlement Effective Time or any Alternative Transaction, identifying the applicable Public Marketplace or transaction and the date and time thereof, and (ii) not less frequently than every thirty (30) days from the Agreement Date until the earlier of the Settlement Release Time and termination of this Agreement, of the status of the Company's listing process, of any registration statement or listing application, of any material impediment known to the Company, and of any Alternative Transaction that is proposed, announced or agreed. The Company shall use its commercially reasonable best efforts to cause the Public Marketplace Listing to occur on or before the Outside Date.

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4. Termination and Supersession of Prior GEM Documents

a. Effective as of the Settlement Release Time, the Prior GEM Documents, and all rights, duties, claims and obligations arising under or relating to the Prior GEM Documents, are terminated, cancelled, released, discharged and superseded in full by this Agreement, to the extent any such Prior GEM Documents or related rights, duties, claims or obligations were not already expired or terminated by their terms.

b. Without limiting the foregoing, the termination, cancellation, release and supersession under this Agreement includes all rights, claims and obligations relating to any share purchase agreement, registration rights agreement, warrant, warrant exercise right, warrant adjustment right, public listing advance right, drawdown right, put right, purchase right, subscription right, commitment fee right, anti-dilution right, adjustment right, cashless exercise right, default right, penalty right, fee right, expense reimbursement right, notice right, consent right, financing restriction, covenant, representation, indemnity, registration obligation, share reserve obligation, transfer-agent instruction, and any other right or obligation arising under or relating to the Prior GEM Documents.

c. After the Settlement Release Time, the GEM Parties' sole rights against the Company and the Company Released Parties shall be the rights expressly set forth in this Agreement. The Prior GEM Documents shall not revive under any circumstances, including without limitation as a result of any alleged breach, default, nonpayment, delayed payment, termination, rescission, invalidity, unenforceability or dispute under this Agreement.

d. From the Settlement Effective Time until the Settlement Release Time, the GEM Parties shall not exercise the Warrant, transfer the Warrant or Registration Rights Agreement or any right thereunder, or commence any action to enforce any right under the Warrant or Registration Rights Agreement, other than an action to enforce the express terms of this Agreement; provided that during such period each statute of limitations, statute of repose, laches period and other time- or delay-based defense applicable to any claim arising under or relating to the Warrant or Registration Rights Agreement shall be tolled and suspended, and no Party shall assert any such defense on the basis of the passage of time during such period. This Section 4(d) shall terminate automatically upon any failure by the Company to pay the Settlement Amount when due that remains uncured following expiration of the cure period under Section 7(a). Upon any such uncured payment failure, the GEM Parties may exercise, enforce, transfer and monetize the Warrant and Registration Rights Agreement and the rights thereunder that the GEM Parties contend survived expiration or termination of the Share Purchase Agreement, subject to Section 7 and without admission by the Company that any such rights exist, remain enforceable or have any value. For avoidance of doubt, nothing in this Section 4(d) shall revive, reinstate, extend or reestablish the Share Purchase Agreement or any right, claim or obligation thereunder that expired or terminated by its terms.

5. Mutual Releases

a. Effective as of the Settlement Release Time, the GEM Parties, on behalf of themselves and each of their respective Affiliates, present and former direct and indirect equity holders, beneficial owners, managers, members, partners, officers, directors, employees, agents, MM

representatives, attorneys, advisors, heirs, executors, administrators, successors and permitted assigns (collectively, the "GEM Releasing Parties"), hereby fully, finally and forever waive, release and discharge the Company and each of its present and former subsidiaries, Affiliates, direct and indirect equity holders, beneficial owners, directors, managers, officers, employees, agents, representatives, attorneys, advisors, insurers, successors and permitted assigns (collectively, the "Company Released Parties") from any and all claims, demands, causes of action, suits, debts, liabilities, obligations, damages, losses, costs, expenses, attorneys' fees, promises, agreements, rights and claims of every kind and nature, whether known or unknown, suspected or unsuspected, fixed or contingent, at law or in equity, from the beginning of time through the Settlement Release Time, arising out of or relating to the Prior GEM Documents, the Company's proposed or actual public listing, any prior financing arrangements, or any related negotiations, communications, disclosures or transactions.

b. Effective as of the Settlement Release Time, the Company, on behalf of itself and each of its Affiliates, successors and permitted assigns (collectively, the "Company Releasing Parties"), hereby fully, finally and forever waives, releases and discharges the GEM Parties and each of their present and former subsidiaries, Affiliates, direct and indirect equity holders, beneficial owners, directors, managers, members, partners, officers, employees, agents, representatives, attorneys, advisors, insurers, successors and permitted assigns (collectively, the "GEM Released Parties") from any and all claims, demands, causes of action, suits, debts, liabilities, obligations, damages, losses, costs, expenses, attorneys' fees, promises, agreements, rights and claims of every kind and nature, whether known or unknown, suspected or unsuspected, fixed or contingent, at law or in equity, from the beginning of time through the Settlement Release Time, arising out of or relating to the Prior GEM Documents, the Company's proposed or actual public listing, any prior financing arrangements, or any related negotiations, communications, disclosures or transactions.

c. The claims, demands, causes of action, suits, debts, liabilities, obligations, damages, losses, costs, expenses, attorneys' fees, promises, agreements, rights and claims released pursuant to Sections 5(a) and 5(b) are collectively referred to herein as the "Released Claims."

d. Nothing in this Agreement releases or limits any Party's right to enforce the express terms of this Agreement.

6. Covenant Not to Sue

Effective as of the Settlement Release Time, each Party covenants and agrees that it shall not commence, prosecute, assist, participate in or maintain any action, arbitration, proceeding, claim or demand against any released party with respect to any Released Claim, except for an action to enforce the express terms of this Agreement.

7. Default; Warrant and Registration Rights Remedy; No Revival

a. If the Settlement Effective Time occurs and the Company fails to pay the Settlement Amount when due under Section 2, the GEM Parties shall provide written notice of such failure to the Company. The Company shall have five (5) business days after receipt of such notice to cure the payment failure. During any notice and cure period under this Section 7, the GEM Parties shall remain bound by Section 4(d) and shall not exercise, enforce, transfer or monetize

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the Warrant or Registration Rights Agreement or any right thereunder. For avoidance of doubt, a payment shall not be deemed missed, unpaid, uncured or in default to the extent the Company has timely tendered or initiated payment in accordance with Section 2(f), and receipt has been delayed, rejected, returned, blocked or not credited for any reason described in Section 2(f).

b. If the Company fails to cure the payment failure within such five (5) business day period, the unpaid Settlement Amount shall remain due and payable and the standstill in Section 4(d) shall terminate. The GEM Parties may thereafter exercise, enforce, transfer and monetize the Warrant and Registration Rights Agreement and the rights thereunder that the GEM Parties contend survived expiration or termination of the Share Purchase Agreement, subject to Section 7(f) and without admission by the Company that any such rights exist, remain enforceable or have any value. No default charge, liquidated damages, penalty, additional cash amount or other enhanced default remedy shall apply.

c. Following an uncured payment default, the GEM Parties may pursue any available action to collect the unpaid Settlement Amount, together with any reasonable attorneys' fees and costs awarded by a court of competent jurisdiction or otherwise recoverable under this Agreement. Receipt of the Settlement Amount in full, whether before or after an uncured payment default, shall constitute the Settlement Release Time, at which time Sections 4, 5 and 6 shall become fully effective and the Warrant and Registration Rights Agreement shall be terminated, cancelled, released, discharged and superseded as provided herein.

d. Any partial payment of the Settlement Amount shall be non-refundable, shall be credited dollar-for-dollar against the Settlement Amount, and shall not constitute the Settlement Release Time or reinstate the standstill under Section 4(d) following an uncured payment default unless and until the Settlement Amount has been received in full.

e. Except as expressly provided in Section 4(d) and Section 7(b) with respect to the Warrant and Registration Rights Agreement following an uncured payment default, no breach, default, nonpayment, delay, dispute, termination, rescission, invalidity or unenforceability relating to this Agreement shall revive, reinstate, extend or reestablish any Prior GEM Document or any right, claim or obligation thereunder. The GEM Parties shall have no right to receive penalty shares, top-up shares, reset shares or any other equity-based default remedy under this Agreement.

f. No Revival of Expired Share Purchase Agreement. Notwithstanding anything to the contrary in this Agreement, including Sections 4(d) and 7, nothing in this Agreement, any payment default, any uncured payment failure, or any failure of the Settlement Release Time to occur shall revive, reinstate, extend, reestablish or permit the exercise, enforcement, transfer or monetization of the Share Purchase Agreement or any right, claim or obligation thereunder that expired or terminated by its terms on or about August 5, 2026, including any public listing advance, drawdown, purchase, commitment or financing obligation. Any post-default rights preserved by the GEM Parties shall be limited to rights under the Warrant and Registration Rights Agreement that the GEM Parties contend survived expiration or termination of the Share Purchase Agreement, without admission by the Company that any such rights exist, remain enforceable or have any value.

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8. Mutual Representations and Warranties

a. Each party represents and warrants to the other parties that: (a) it has full power and authority to enter into this Agreement and to perform its obligations hereunder; (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate, company or other action; (c) this Agreement has been duly executed and delivered and constitutes a valid and binding obligation enforceable against such party in accordance with its terms; (d) the execution, delivery and performance of this Agreement do not violate any organizational document, agreement, court order, judgment, law, rule or regulation applicable to such party; and (e) no consent, approval or authorization of any other person or entity is required for such party to enter into and perform this Agreement, except for any consent, approval or authorization that has already been obtained.

b. The GEM Parties represent and warrant that they are the sole holders and beneficiaries of all rights, claims and interests arising under or relating to the Prior GEM Documents, including the Share Purchase Agreement, the Registration Rights Agreement, the Warrant, and any related drawdown rights, purchase rights, public-listing advance rights, commitment fee rights, warrant rights, registration rights, adjustment rights, anti-dilution rights, penalty rights, default rights, fee rights, expense rights or other rights arising under or relating to the Prior GEM Documents.

c. The GEM Parties further represent and warrant that they have not sold, assigned, transferred, pledged, participated, hypothecated, encumbered or otherwise conveyed to any person or entity any claim, right, title or interest arising under or relating to the Prior GEM Documents, and that no affiliate, designee, assignee, participant, transferee or other person has any independent right, claim or interest under or relating to the Prior GEM Documents that is not being released and terminated by this Agreement.

d. The GEM Parties further represent and warrant that they have full authority to grant the releases and terminations set forth in this Agreement on behalf of themselves and the GEM Releasing Parties, and that, effective as of the Settlement Release Time, the Prior GEM Documents and all rights thereunder shall be fully and finally terminated, released and replaced by this Agreement.

e. The Company represents and warrants that it has not sold, assigned, transferred, pledged, participated, hypothecated, encumbered or otherwise conveyed to any person or entity any claim, right, title or interest it is releasing under this Agreement.

f. The GEM Parties acknowledge that the Company's Public Marketplace Listing is subject to market conditions, regulatory review, exchange or marketplace approval, financing conditions and other factors outside the Company's complete control, and that the Company is not representing or warranting that a Public Marketplace Listing will occur by any particular date or at all.

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9. Further Assurances

Each Party shall reasonably cooperate with the other Parties and execute and deliver such further documents and instruments as may be reasonably necessary to carry out the purposes of this Agreement, including confirmation of the termination and release of the Prior GEM Documents.

10. Confidentiality; Public Disclosure; Press Release Cooperation

a. Except for disclosures required or advisable in connection with Med-X's SEC filings, Nasdaq listing process, securities-law compliance, auditors, legal counsel, accountants, financing sources, professional advisors or other legal or regulatory obligations, the parties shall keep confidential the terms, payment amounts, negotiations, drafts and communications relating to this Agreement and the resolution of the Prior GEM Documents.

b. To the extent this Agreement or any summary of its terms is filed with or disclosed to the SEC, Nasdaq or any other governmental or regulatory authority, Med-X may seek confidential treatment or redact the payment amounts and other confidential commercial terms to the extent permitted by applicable law and SEC/Nasdaq rules.

c. Neither party shall issue any press release, public statement or other public communication concerning this Agreement without the prior written consent of the other party, except as required by applicable law, SEC disclosure obligations or Nasdaq requirements.

d. The GEM Parties have requested that Med-X issue or participate in a mutually acceptable public statement concerning the parties' prior financing relationship and the resolution of the Prior GEM Documents. Subject to review and approval by Med-X and its securities counsel, Med-X will cooperate in good faith with the GEM Parties on a mutually acceptable public statement or press release acknowledging the GEM Parties' historical support of Med-X and the parties' amicable resolution of the Prior GEM Documents.

e. No public statement or press release shall imply that the GEM Parties have any continuing financing commitment, warrant right, registration right, drawdown right, consent right or other right with respect to Med-X except as expressly set forth in this Agreement.

11. Mutual Non-Disparagement

a. Each party agrees that it shall not, and shall cause its officers, directors, managers, members, employees, agents, representatives and affiliates not to, directly or indirectly, make, publish, encourage, assist or cause to be made or published any false, misleading, negative or disparaging statement concerning the other party, its affiliates, officers, directors, managers, members, employees, business, products, financing activities, public listing process, securities, reputation or prior relationship with the other party.

b. This restriction applies to statements made in any forum or medium, including without limitation press releases, interviews, investor communications, social media, online forums,

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stock message boards, chat rooms, blogs, articles, emails, text messages or other public or private communications that are reasonably likely to become public.

c. Neither party shall encourage, request, direct or knowingly assist any third party to make any statement that such party would be prohibited from making directly under this Section.

d. Nothing in this Section shall prohibit either party from making truthful statements required by applicable law, SEC rules, Nasdaq requirements, court order, subpoena or other legal process, or from making disclosures to auditors, legal counsel, accountants, financing sources, professional advisors or governmental or regulatory authorities.

12. Attorneys' Fees and Expenses

Except as otherwise expressly provided in this Agreement, each Party shall bear its own legal fees, costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement. In any action to enforce this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys' fees and costs to the extent awarded by the court.

13. No Admission

This Agreement is a compromise and settlement of disputed and/or uncertain claims and rights. Nothing in this Agreement shall be construed as an admission of liability, wrongdoing, fault or violation of law by any Party, all of which are expressly denied.

14. Entire Agreement; Severability

a. This Agreement constitutes the entire agreement among the Parties concerning the subject matter hereof and supersedes all prior or contemporaneous discussions, negotiations, understandings, agreements and communications concerning such subject matter, except to the extent this Agreement expressly references and terminates the Prior GEM Documents.

b. If any provision of this Agreement is held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it enforceable, and the remaining provisions shall remain in full force and effect.

15. Amendment; Waiver

This Agreement may be amended or modified only by a written instrument signed by all Parties. No waiver of any provision of this Agreement shall be effective unless in writing signed by the Party against whom the waiver is asserted. No waiver shall constitute a waiver of any other provision or any subsequent breach.

16. Assignment

a. No Party may assign, transfer or delegate this Agreement or any right or obligation hereunder without the prior written consent of all other Parties. Any attempted assignment in violation of this Section shall be void.

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b. The Company shall not effect any Alternative Transaction, or any merger, consolidation or sale of all or substantially all of its assets in which it is not the surviving entity, unless the surviving, acquiring or successor entity expressly assumes in writing all obligations of the Company under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

17. Governing Law; Venue; Jury Waiver

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts-of-law principles. Any action arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in the State of Delaware, and each Party irrevocably submits to the personal jurisdiction and venue of such courts. EACH PARTY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

18. Notices

All notices under this Agreement shall be in writing and shall be deemed given upon personal delivery, delivery by recognized overnight courier, confirmed email transmission during normal business hours, or three (3) business days after deposit in the United States mail by certified or registered mail, postage prepaid, addressed as follows, or to such other address as a Party may designate by notice:

If to the Company:

Med-X, Inc.,
Attn: Matthew A. Mills,
8236 Remmet Ave
Canoga Park, CA 91304
matt@medx-rx.com

With a copy to: amarcus@srfc.law

If to the GEM Parties:

GEM Global Yield LLC SCS
GEM Yield Bahamas Limited
Attn: Christopher Brown
9 West 57th Street, 49th Floor
New York, NY 10019
cbrown@gemny.com

With a copy to:

19. Counterparts; Electronic Signatures

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Electronic signatures and PDF signatures shall have the same force and effect as original signatures.

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20. Recitals Incorporated

The Recitals are incorporated into and made part of this Agreement.

[Signature Page Follows]

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[Signature Page to Settlement Agreement and Mutual Release]

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement and Mutual Release as of the Agreement Date.

COMPANY:

MED-X, INC.

By: ______________________________
Name: Matthew A. Mills
Title: Chief Executive Officer

GEM PARTIES:

GEM GLOBAL YIELD LLC SCS

By: ______________________________

Name: Christopher F Brown

Title: Manager

GEM YIELD BAHAMAS LIMITED

By: ______________________________

Name: Christopher F Brown

Title: Director